Clearant, Inc. Reports 1st Quarter 2009 Revenue Results

1st Quarter 2009 Direct Distribution Revenue Increases 42%
vs. 1st Quarter 2008 Direct Distribution Results

LOS ANGELES, CA—(MARKET WIRE)—May 19, 2009 – Clearant, Inc. (OTC BB: CLRA), owner of the Clearant Process® which is designed to substantially reduce all types of pathogens in biological products, including HIV, today announced that revenues for the 1st quarter ended March 31, 2009 increased 2% to $0.47 million compared to $0.46 million for the 1st quarter ended March 31, 2008.

Direct distribution revenue increased 42% to $0.44 million for the 1st quarter ended March 31, 2009, compared to $0.31 million for 1st quarter ended March 31, 2008. Revenues from licensing, fee for service, and contract research activities which the Company has been de-emphasizing, decreased to $37,000 for the 1st quarter ended March 31, 2009 from $158,000 for the 1st quarter ended March 31, 2008.

More detailed information about Clearant’s 1st quarter 2009 results can be found in its Quarterly Report filed with the Securities and Exchange Commission on May 15, 2009.

About Clearant, Inc.

Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process®, which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company has distributed implants sterilized by the Clearant Process® directly to surgeons, hospitals and clinics since June 2006. In addition, Clearant licenses the Clearant Process®, and provides its patented sterilization services, to tissue banks and other biological products manufacturers. To date more than 8,000 patients have been successfully implanted with Clearant Process® sterile implants supplied by one of the Company’s licensed partners. The Clearant Process®, unlike its various competitors, is applied in the final packaging and reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. For more information, please visit www.clearant.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited financial resources and difficulty in developing and exploiting proprietary technologies and additional risk factors as discussed in the reports filed by the Company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Clearant, Inc.
Jon Garfield
Chief Executive Officer
310-479-4570
www.clearant.com